EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made this 31st day of January, 2008 by and between SCT, LLC, Arizona Limited Liability Company (Seller), and CRC Crystal Research Corporation, Nevada Corporation, (Purchaser).

In consideration of the mutual covenants contained herein, it is agreed by and between the parties as follows:

1.
Seller shall sell and Purchaser shall purchase, free and clear of all liens, encumbrancesand liabilities, those assets of Seller's business, commonly known as purificationequipment prototypes consisting of designs, drawings, software and equipment, all of which are more fully described and enumerated in Schedule A which is attached and by this reference made a part hereof.

2.
Purchaser shall pay the Seller as the purchase price for the foregoing the sum of $627,821 and the Seller is willing to accept 627,821 common shares of the Purchaser as full payment of the total purchase price.

3.	Seller shall sell, assign, transfer, and convey to Purchaser the assets, free of all liabilities.

4.
All equipment included in the sale shall be as developed by the seller and all based on thepatents Licensed by the Purchaser. Purchaser shall accept the assets "as is" withoutwarranty as to their condition and operation.

5.
The actions to be taken by the parties hereto to close the transaction as provided shalltake place on or before January 31, 2008, hereinafter referred to as the ("Closing Date").At the closing, Seller shall deliver to Purchaser possession of the assets, and good and sufficient instruments of transfer, conveying and transferring the assets to Purchaser. Such delivery shall be made against payment and delivery to the Seller of the price as set forth herein above. The instruments of transfer shall contain covenants and warranties that Seller has good and marketable title in and to the assets.

6.	Seller covenants, warrants and represents:

(a)
Seller is not presently involved in any activity or outstanding dispute with anytaxingauthority as to the amount of any property taxes due, nor has he received any notice of any deficiency, credit or other indication of deficiency from any taxing authority.

(b)	Seller is the owner of and has good and marketable title to all of the assetsenumerated in the attached Exhibit A, free from all encumbrances.

(c)
Purchaser waives the benefit of the any applicable statute; provided, however, thatSeller shall indemnify and hold harmless Purchaser from any and all claims of itscreditors and such assets shall transfer to Purchaser, free and clear of all liens and encumbrances.

All representations and warranties made by Seller shall survive the Closing.

7.	Seller hereby assumes all risk of loss, damage or destruction resulting from fire or othercasualty to the time of transfer of assets and Closing.

8.
This Agreement shall be binding upon the personal representatives, successors andassignees of the parties. This Agreement and any accompanying instruments anddocuments include the entire transaction between the parties and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments and documents.

9.	All covenants, warranties and representations herein shall survive this Agreement and theClosing Date.

10.	This Agreement shall be governed in all respects by the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the date and place first above written.

/s/ “Dr Kiril A. Pandelisev Dr. Kiril A. Pandelisev, CEO For Seller Date: January 31, 2008	/s/ “Dr Kiril A. Pandelisev Dr. Kiril A. Pandelisev, CEO For Purchaser Date: January 31, 2008